Exhibit 99.1

PondelWilkinson Inc.
2945 Townsgate Road, Suite 200
Westlake Village, CA 91361
Investor Relations	T (310) 279 5980
Strategic Public Relations	W www.pondel.com

NEWS RELEASE	CONTACTS:

Rodney C. Sacks

Chairman and Co-Chief Executive Officer

(951) 739-6200

Hilton H. Schlosberg

Vice Chairman and Co-Chief Executive Officer

(951) 739-6200

Roger S. Pondel / Judy Lin

PondelWilkinson Inc.

(310) 279-5980

MONSTER BEVERAGE REPORTS 2024 FIRST QUARTER RESULTS

-- Record First Quarter Net Sales Rise 11.8 Percent to $1.90 Billion --

-- Net Sales, Adjusted for Adverse Changes in Foreign Currency of $64.4 Million,

Rise 15.6 Percent (12.6 Percent Exclusive of Argentina’s Impact) --

-- First Quarter Gross Profit as a Percentage of Net Sales Improves to 54.1 Percent --

-- First Quarter Net Income Increases 11.2 Percent to $442.0 Million --

-- Company Currently Intends to Commence Tender Offer to Repurchase up to

$3.0 Billion of Common Stock --

Corona, CA – May 2, 2024 – Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the three-months ended March 31, 2024.

Net sales for the 2024 first quarter increased 11.8 percent to $1.90 billion, from $1.70 billion in the comparable period last year. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the 2024 first quarter of $64.4 million ($50.4 million related to Argentina). Net sales on a foreign currency adjusted basis increased 15.6 percent in the 2024 first quarter (12.6 percent exclusive of Argentina’s impact). The difference between reported net sales and net sales on a foreign currency adjusted basis was largely due to the impact of inflation related local currency price increases in Argentina, as well as the significant decrease in the Argentine Peso relative to the U.S. Dollar.

Net sales for the Company’s Monster Energy® Drinks segment, which primarily includes the Company’s Monster Energy® drinks, Reign Total Body Fuel® high performance energy drinks, Reign Storm® total wellness energy drinks, Bang Energy® drinks and Monster Tour Water®, increased 10.7 percent to $1.73 billion for the 2024 first quarter, from $1.56 billion for the 2023 first quarter. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Monster Energy® Drinks segment of approximately $54.6 million for the 2024 first quarter ($50.4 million related to Argentina). Net sales on a foreign currency adjusted basis for the Monster Energy® Drinks segment increased 14.2 percent in the 2024 first quarter (11.0 percent exclusive of Argentina’s impact).

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Monster Beverage Corporation

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Net sales for the Company’s Strategic Brands segment, which primarily includes the various energy drink brands acquired from The Coca-Cola Company, as well as the Company’s affordable energy brands Predator® and Fury®, increased 25.6 percent to $108.4 million for the 2024 first quarter, from $86.4 million in the 2023 first quarter. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Strategic Brands segment of approximately $9.8 million for the 2024 first quarter. Net sales on a foreign currency adjusted basis for the Strategic Brands segment increased 36.9 percent in the 2024 first quarter.

Net sales for the Alcohol Brands segment, which is comprised of The Beast Unleashed®, Nasty Beast™ Hard Tea, as well as various craft beers and hard seltzers, increased 21.1 percent to $56.1 million for the 2024 first quarter, from $46.3 million in the 2023 first quarter.

Net sales for the Company’s Other segment, which primarily includes certain products of American Fruits and Flavors, LLC, a wholly owned subsidiary of the Company, sold to independent third-party customers (the “AFF Third-Party Products”), increased 19.9 percent to $5.5 million for the 2024 first quarter, from $4.6 million in the 2023 first quarter.

Net sales to customers outside the United States increased 19.5 percent to $744.1 million in the 2024 first quarter, from $622.9 million in the 2023 first quarter. Such sales were approximately 39 percent of total net sales in the 2024 first quarter, compared with 37 percent in the 2023 first quarter. Net sales to customers outside the United States, on a foreign currency adjusted basis, increased 29.8 percent in the 2024 first quarter (21.7 percent exclusive of Argentina’s impact).

Gross profit as a percentage of net sales for the 2024 first quarter was 54.1 percent, compared with 52.8 percent in the 2023 first quarter. The increase in gross profit as a percentage of net sales was primarily the result of decreased freight-in costs, pricing actions in certain markets and lower input costs, partially offset by geographical sales mix.

Operating expenses for the 2024 first quarter were $485.1 million, compared with $412.8 million in the 2023 first quarter. Operating expenses as a percentage of net sales for the 2024 first quarter were 25.5 percent, compared with 24.3 percent in the 2023 first quarter.

Distribution expenses for the 2024 first quarter were $94.4 million, or 5.0 percent of net sales, compared with $76.3 million, or 4.5 percent of net sales, in the 2023 first quarter.

Selling expenses for the 2024 first quarter were $174.4 million, or 9.2 percent of net sales, compared with $149.0 million, or 8.8 percent of net sales, in the 2023 first quarter.

General and administrative expenses for the 2024 first quarter were $216.3 million, or 11.4 percent of net sales, compared with $187.4 million, or 11.0 percent of net sales, for the 2023 first quarter. Stock-based compensation was $22.5 million for the 2024 first quarter, compared with $16.1 million in the 2023 first quarter.

Operating income for the 2024 first quarter was $542.0 million, compared with $485.1 million in the 2023 first quarter.

The effective tax rate for the 2024 first quarter was 23.5 percent, compared with 20.1 percent in the 2023 first quarter. The increase in the effective tax rate was primarily attributable to the decrease in the stock-based compensation deduction in the 2024 first quarter as compared to the 2023 first quarter.

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Monster Beverage Corporation

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Net income for the 2024 first quarter increased 11.2 percent to $442.0 million, from $397.4 million in the 2023 first quarter. Net income per diluted share for the 2024 first quarter increased 12.0 percent to $0.42, from $0.38 in the first quarter of 2023.

Hilton H. Schlosberg, Vice Chairman and Co-Chief Executive Officer, said, “We continue to see growth in the energy drink market globally. In the United States, energy is the only segment of the beverage category currently showing unit growth. We continue to grow our sales in non-Nielsen measured channels.

“We achieved another quarter of solid revenue growth, with record first quarter sales. The quarter was again impacted by unfavorable foreign currency exchange rates in certain markets.

“We are pleased to report gross profit margin improvement in the first quarter, which increased significantly when compared to the 2023 first quarter. This improvement was primarily the result of decreased freight-in costs, pricing actions in certain markets and lower input costs, partially offset by geographical sales mix,” Schlosberg said.

Rodney C. Sacks, Chairman and Co-Chief Executive Officer, said, “Innovation continues to play an important role in our strategy and contributed to our record sales in this quarter. We launched a number of new innovation products in the quarter, including Monster Energy® Ultra Fantasy Ruby Red™, Juice Monster® Rio Punch™ and Java Monster® Irish Créme in the United States.

“Predator Energy®, our affordable energy brand, was launched in the Philippines during the quarter.

“In April 2024, we launched Predator Energy® Gold Strike in a non-carbonated formula in a 500 ml PET bottle, in selected provinces in China. Initial response to this product has been positive.

“The Beast Unleashed® is now available in 49 states and we have commenced with distribution of The Beast Unleashed® in 24 oz. single serve cans in the convenience and gas channel. Nasty Beast™, our new hard tea line was launched in 12 oz. variety packs in January 2024 and in 24 oz. single serve cans in February 2024, and is now available in 49 states. Early response to our hard tea line has been positive.

“Our innovation pipeline for both our non-alcoholic and alcoholic beverages remains strong,” Sacks said.

Share Repurchase Program

During the 2024 first quarter, the Company purchased approximately 1.8 million shares of its common stock at an average purchase price of $54.96 per share, for a total amount of $97.2 million (excluding broker commissions). As of May 2, 2024, approximately $642.4 million remained available for repurchase under the previously authorized repurchase programs.

Intention to Commence Tender Offer

The Company intends to commence a modified “Dutch Auction” tender offer for up to $3.0 billion in value of shares of its common stock, subject to market conditions, at a specified price range that is yet to be determined. The Company believes that the tender offer represents an efficient mechanism to permit shareholders the opportunity to obtain liquidity without the potential disruption that can result from market sales.

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Monster Beverage Corporation

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The Company expects to fund the tender offer with approximately $2.0 billion of cash on hand and approximately $1.0 billion in combined borrowings, consisting of a new revolving credit facility and a new delayed draw term loan facility, each expected to be consummated prior to the completion of the tender offer. The tender offer will be made outside of the Company’s previously authorized repurchase programs and will allow the Company to retain the ability to purchase additional shares through the previously authorized repurchase programs in the future.

The Company's Co-CEOs have indicated that they intend to participate in the offer for investment diversification and estate planning purposes. Mr. Sacks' participation, in particular, may provide him some flexibility to consider his own potential options, which may also help the Company continue succession planning for its next phase of leadership. In this regard, after consultation with the Company’s Board, Mr. Sacks is considering reducing his day-to-day management responsibilities starting in 2025, while continuing to manage certain areas of the Company's business for which he has always been responsible. At that time, Mr. Sacks intends to remain Chairman of the Company's Board and Mr. Schlosberg would segue from Co-CEO to CEO.

Investor Conference Call

The Company will host an investor conference call today, May 2, 2024, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® drinks, Monster Energy Ultra® energy drinks, Juice Monster® Energy + Juice energy drinks, Java Monster® non-carbonated coffee + energy drinks, Rehab® Monster® non-carbonated energy drinks, Monster Energy® Nitro energy drinks, Reign® Total Body Fuel high performance energy drinks, Reign Inferno® thermogenic fuel high performance energy drinks, Reign Storm® total wellness energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Bang Energy® drinks, BPM® energy drinks, BU® energy drinks, Burn® energy drinks, Gladiator® energy drinks, Live+® energy drinks, Mother® energy drinks, Nalu® energy drinks, Play® and Power Play® (stylized) energy drinks, Relentless® energy drinks, Samurai® energy drinks, Ultra Energy® drinks, Predator® energy drinks and Fury® energy drinks. The Company’s subsidiaries also develop and market still and sparkling waters under the Monster Tour Water® brand name. The Company’s subsidiaries also develop and market craft beers, hard seltzers and flavored malt beverages under a number of brands, including Jai Alai® IPA, Dale’s Pale Ale®, Dallas Blonde®, Wild Basin® hard seltzers, The Beast Unleashed® and Nasty Beast™ Hard Tea. For more information visit www.monsterbevcorp.com.

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Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability. The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. Such risks and uncertainties include, but are not limited to, the following: the intended commencement of the tender offer; the intended $1.0 billion in combined borrowings, consisting of a new revolving credit facility and a new delayed draw term loan facility; the impact of the military conflict in Ukraine, including supply chain disruptions, volatility in commodity prices, increased economic uncertainty and escalating geopolitical tensions; our extensive commercial arrangements with The Coca-Cola Company (TCCC) and, as a result, our future performance’s substantial dependence on the success of our relationship with TCCC; our ability to implement our growth strategy, including expanding our business in existing and new sectors; the inherent operational risks presented by the alcoholic beverage industry that may not be adequately covered by insurance or lead to litigation relating to the abuse or misuse of our products; our ability to successfully integrate Bang Energy® businesses and assets, transition the acquired beverages to the Company’s primary distributors, and retain and increase sales of the acquired beverages; exposure to significant liabilities due to litigation, legal or regulatory proceedings; intellectual property injunctions; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy and changes in demand due to such economic conditions; changes in consumer preferences; adverse publicity surrounding obesity, alcohol consumption and other health concerns related to our products, product safety and quality; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities including limitations on co-packing availability including retort production; disruption to our manufacturing facilities and operations related to climate, labor, production difficulties, capacity limitations, regulations or other causes; product distribution and placement decisions by retailers; the effects of retailer and/or bottler/distributor consolidation on our business; unilateral decisions by bottlers/distributors, buying groups, convenience chains, grocery chains, mass merchandisers, specialty chain stores, e-commerce retailers, e-commerce websites, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time, restrict the range of our products they carry, impose restrictions or limitations on the sale of our products and/or the sizes of containers for our products and/or devote less resources to the sale of our products; changes in governmental regulation; the imposition of new and/or increased excise sales and/or other taxes on our products; our ability to adapt to the changing retail landscape with the rapid growth in e-commerce retailers and e-commerce websites; the impact of proposals to limit or restrict the sale of energy or alcohol drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy or alcohol drinks can be sold; possible recalls of our products and/or the consequences and costs of defective production; or our ability to absorb, reduce or pass on to our bottlers/distributors increases in commodity costs, including freight costs. For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2023. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information Regarding The Tender Offer

This communication is for informational purposes only, is not a recommendation to buy or sell the Company’s common stock and does not constitute an offer to buy or the solicitation of an offer to sell the Company’s common stock. The tender offer described in this communication has not yet commenced, and there can be no assurances that the Company will commence the tender offer on the terms described in this communication or at all. The tender offer will be made only pursuant to an offer to purchase, letter of transmittal and related materials that the Company expects to distribute to its shareholders and file with the U.S. Securities Exchange Commission (the “Commission”) upon commencement of the tender offer. SHAREHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. Once the tender offer is commenced, shareholders and investors will be able to obtain a free copy of the tender offer statement on Schedule TO, the offer to purchase, letter of transmittal and other documents that the Company expects to file with the Commission at the Commission’s website at www.sec.gov or by calling the Information Agent (to be identified at the time the offer is made) for the tender offer.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE-MONTHS ENDED MARCH 31, 2024 AND 2023

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended
	March 31,
	2024	2023
Net sales¹	$1,899,098	$1,698,930

Cost of sales	871,969	801,081

Gross profit¹	1,027,129	897,849
Gross profit as a percentage of net sales	54.1%	52.8%

Operating expenses	485,138	412,785
Operating expenses as a percentage of net sales	25.5%	24.3%

Operating income¹	541,991	485,064
Operating income as a percentage of net sales	28.5%	28.6%

Interest and other income, net	35,754	12,496

Income before provision for income taxes¹	577,745	497,560

Provision for income taxes	135,696	100,116
Income taxes as a percentage of income before taxes	23.5%	20.1%

Net income	$442,049	$397,444
Net income as a percentage of net sales	23.3%	23.4%

Net income per common share:
Basic	$0.42	$0.38
Diluted	$0.42	$0.38

Weighted average number of shares of common stock and common stock equivalents:
Basic	1,041,081	1,044,909
Diluted	1,051,282	1,059,069

Energy drink case sales (in thousands) (in 192-ounce case equivalents)	211,430	182,444
Average net sales per case[2]	$8.69	$9.03

¹Includes $9.9 million for both the three-months ended March 31, 2024 and 2023, related to the recognition of deferred revenue.

2Excludes Alcohol Brands segment and Other segment net sales.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2024 AND DECEMBER 31, 2023

(In Thousands, Except Par Value) (Unaudited)

	March 31, 2024	December 31, 2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,576,524	$2,297,675
Short-term investments	984,201	955,605
Accounts receivable, net	1,370,239	1,193,964
Inventories	939,630	971,406
Prepaid expenses and other current assets	124,580	116,195
Prepaid income taxes	40,340	54,151
Total current assets	6,035,514	5,588,996

INVESTMENTS	8,162	76,431
PROPERTY AND EQUIPMENT, net	923,290	890,796
DEFERRED INCOME TAXES, net	175,271	175,003
GOODWILL	1,417,941	1,417,941
OTHER INTANGIBLE ASSETS, net	1,430,762	1,427,139
OTHER ASSETS	107,126	110,216
Total Assets	$10,098,066	$9,686,522

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$533,729	$564,379
Accrued liabilities	204,679	183,988
Accrued promotional allowances	318,895	269,061
Deferred revenue	43,776	41,914
Accrued compensation	52,638	87,392
Income taxes payable	75,111	14,955
Total current liabilities	1,228,828	1,161,689

DEFERRED REVENUE	198,759	204,251

OTHER LIABILITIES	92,690	91,838

STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 5,000,000 shares authorized; 1,124,870 shares issued and 1,041,698 shares outstanding as of March 31, 2024; 1,122,592 shares issued and 1,041,571 shares outstanding as of December 31, 2023	5,624	5,613
Additional paid-in capital	5,034,948	4,975,115
Retained earnings	6,381,785	5,939,736
Accumulated other comprehensive loss	(157,940)	(125,337)
Common stock in treasury, at cost; 83,172 shares and 81,021 shares as of March 31, 2024 and December 31, 2023, respectively	(2,686,628)	(2,566,383)
Total stockholders' equity	8,577,789	8,228,744
Total Liabilities and Stockholders’ Equity	$10,098,066	$9,686,522